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                                                                    EXHIBIT 10.1

              BELDEN CDT INC. ANNUAL CASH INCENTIVE PLAN (SUMMARY)

The Belden CDT Inc. Annual Cash Incentive Plan provides for an annual bonus. The financial performance goals for the CEO and the executive officers who are not division presidents are based on Company earnings per share from continuing operations (80%) and Company working capital as a percentage of revenues (20%), subject to adjustment to reflect unusual or unexpected corporate events. The financial performance goals for the executive officers who are division presidents are based on Company earnings per share from continuing operations (40%), Company working capital as a percentage of revenues (10%), division operating income (35%) and division working capital (15%), also subject to adjustment to reflect unusual or unexpected corporate events. Further, bonuses can be adjusted based on individual performance.

The Compensation Committee establishes the financial performance goals at the beginning of the year. The Company's overall financial performance determines the size of the bonus pool to be distributed to the members of management participating in the program. The annual incentive bonuses are calculated by the Committee as a percentage of the management members' base salary.